Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2026 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – April 30, 2026 - First Keystone Corporation (OTCID: FKYS), parent company of First Keystone Community Bank, reported an increase in total interest income of $1,032,000 or 5.7%, as compared to the three months ended March 31, 2025. The increase was predominantly due to interest earned on increased balances of interest bearing deposits held at the Federal Reserve Bank compared to the same period in 2025. Total interest expense increased by $671,000 or 7.1% overall, mainly due to an increase of $524,000 in interest expense related to deposits. The increased deposit interest for the three months ended March 31, 2026 is mainly due to an increase of $1,172,000 in expense related to retail CDs, offset by a decrease of $515,000 in expense related to other retail deposits and a decrease of $133,000 in expense related to brokered CDs. Average retail CD balances have increased $127,910,000 at March 31, 2026 vs. March 31, 2025, while average other interest bearing retail deposit account balances decreased by $21,203,000 overall during the three month period. Average brokered CD balances were $87,410,000 for the three months ended March 31, 2026 vs. $100,462,000 for the three months ended March 31, 2025. The net effect of derivative agreements decreased net interest income by $281,000 for the three months ended March 31, 2026 and increased net interest income by $165,000 for the three months ended March 31, 2025. These derivative agreements are part of the Corporation’s interest rate risk management strategy and are intended to mitigate exposure to changes in market interest rates. The provision for credit losses for the three month period decreased by $1,141,000 to a credit balance of $390,000 for the three months ended March 31, 2026 compared to expense of $751,000 for the three months ended March 31, 2025. The decrease in the provision for credit losses was mainly the result of a decrease of $31,566,000 in loans from $956,113,000 at March 31, 2025 to $932,615,000 at March 31, 2026. There were also two larger charge-offs completed during the first quarter of 2025 which impacted the balance of the provision for credit losses for the three months ended March 31, 2025.

Non-interest income increased by $54,000 or 3.1% for the three months ended March 31, 2026 as compared to the same period in 2025. Net securities gains/losses improved by $260,000 to a gain of $174,000 compared to a loss of $86,000 as a result of changes in the mark-to-market adjustment on held equity securities. Other non-interest income decreased $226,000 mainly due to $235,000 in gains from life insurance proceeds realized from a death benefit received during the first quarter of 2025, offset by a $26,000 increase in gains on sales of mortgage loans.

Non-interest expense increased by $524,000 or 6.1% for the three months ended March 31, 2026 as compared to the same period in 2025. The increase was mainly due to a $337,000 increase in salaries and employee benefits mainly driven by increased costs associated with healthcare, a $165,000 increase in furniture, equipment and computers expense, a $85,000 increase in professional services expense, and a $67,000 increase in provision for unfunded commitments, offset by a decrease of $307,000 in other non-interest expense related to a fraud write off associated with a customer account realized in the first quarter of 2025.

Net income for the three months ended March 31, 2026 was $1,959,000. Net income per share was $0.31 while dividends totaled $0.28 per share for the three months ended March 31, 2026. Net income increased by $906,000 or 86.0% as compared to the same period in 2025. The increase was primarily due to increased interest income.

Total Assets increased to $1,524,919,000 at March 31, 2026, an increase of $89,689,000 or 6.2% as compared to March 31, 2025. Securities and restricted stocks increased $7,809,000 or 2.0% as compared to March 31, 2025. Deposits increased by $85,896,000 or 8.2% at March 31, 2026 as compared to March 31, 2025 due to increases in retail CDs offset with decreases in other retail deposits and brokered CDs as discussed above. Stockholders’ equity increased $7,691,000 or 7.2% mainly due to an improvement of $6,237,000 in accumulated other comprehensive loss as a result of market value improvement.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Jack W. Jones at 570-752-3671.